Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Mel Brunt
February 26, 2010		Chief Financial Officer
Sielox, Inc.
(856) 861-4579

Sielox, Inc. Announces Plans to Deregister it Common Stock

Runnemede, NJ – February 26, 2010 – Sielox, Inc. (OTCBB: SLXN.OB) announced today that it intends to file a Form 15 with the Securities and Exchange Commission (the “SEC”) on or about March 12, 2010 to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As a result, the Company will cease to file current and periodic reports with the SEC.  The Company is eligible to deregister its common stock because it has fewer than 300 stockholders of record.

The decision to deregister was made by the Company’s Board of Directors based on the recommendation of a Special Committee of independent directors that thoroughly examined the issue.  “After careful consideration of the advantages and disadvantages of being a SEC reporting company, a Special Committee of the Company’s Board of Directors recommended that the Company deregister its common stock, and the full Board unanimously determined that deregistration was in the best interest of the Company and its stockholders,” stated Mel Brunt, the Company’s Chief Financial Officer.  “The factors considered by the Board and the Special Committee included, among other things, the difficult economic environment, the high demands on management time arising from compliance with the Company’s Exchange Act reporting requirements and the provisions of the Sarbanes-Oxley Act of 2002, and the substantial cost savings the Company expects to realize from deregistration.”

This decision to deregister is consistent with other cost-cutting measures that the Company has taken in order to more effectively align the Company’s operating cost structure with changing market conditions.  The Company expects to realize more than $240,000 annually in direct cost savings from deregistration.  Deregistration will also significantly minimize the administrative burden associated with being a SEC reporting company, permitting the Company’s management team to better focus its attention and resources on existing plans to increase revenue including, among other things, the continued development of the Company’s customer base and product lines.

As disclosed in the Company’s Form 10-Q for the quarterly period ended September 30, 2009, the Company has continued to incur losses and negative cash flows from operations as the general economic slowdown has negatively impacted demand for the Company’s products.  As a result, the Company has implemented a wide variety of cost saving measures, including, among other things, the closing of the Company’s facility in Anaheim, California, a reduction in staff and the termination of a consulting contract.  In conjunction with the decision to deregister, the Company is in the process of implementing a number of additional measures to reduce expenses.  These include further staffing cuts (bringing the total reduction in headcount since September 30, 2008 to ten employees, or approximately 22% of the Company’s workforce), the elimination of certain marketing expenses and a 5% reduction in pay and the suspension of 401(k) matching benefits for all employees.  “It is our belief that these actions will substantially improve the cost structure of the Company and better position Sielox for profitability in the future,” stated Mr. Brunt.

The Board of Directors and management believe that deregistering under the Exchange Act will not have a material negative impact on the Company's current relationships with employees, customers or suppliers, or its existing financing arrangements.

 As of the date of the filing of the Form 15, the Company’s obligation to file reports under the Securities Exchange Act, including Forms 10-K, 10-Q and 8-K, will be immediately suspended. Other filing requirements will terminate upon the effectiveness of the deregistration under Section 12(g) of the Exchange Act, which is expected to occur 90 days after the filing of the Form 15.

The Company will continue to hold an annual stockholders’ meeting and will make quarterly and annual financial information available to stockholders by press release and through its website located at http://www.sielox.com.

The Company will notify the OTC Bulletin Board (the “OTCBB”) of its decision to terminate its reporting obligations under the Exchange Act.  As a result, the Company’s shares will not continue to be quoted on the OTCBB.  The Company expects that, following delisting, its shares will be quoted on the Pink Sheets, LLC (“Pink Sheets”), an electronic network through which participating broker-dealers can make markets, and enter orders to buy and sell shares of companies.  A registered broker-dealer that currently makes a market in the Company’s shares has indicated an intention to sponsor the Company's shares on the Pink Sheets, and to act as a market maker, if the Company delisted.  The Company anticipates that there will be additional market makers for the Company's shares following delisting.

About Sielox, Inc.

Sielox, Inc. develops, designs and distributes a range of security solution products such as surveillance cameras, lenses, digital video recorders, high speed domes and access control systems. The company also develops, designs and distributes industrial vision products to observe repetitive production and assembly lines, thereby increasing efficiency by detecting faults in the production process.  Founded in 1979 and headquartered in Runnemede, NJ, Sielox’s shares currently trade on the OTC Bulletin Board under the ticker symbol “SLXN.OB”.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The risks, uncertainties and assumptions include developments in the market and related products and services and other risks and uncertainties described in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K. Accordingly, we cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the company.

This press release is available on Sielox’s website at http://www.sielox.com.

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